SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2011

99¢ ONLY STORES
(Exact Name of Registrant as Specified in Charter)

California	1-11735	95-2411605
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 980-8145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Agreement and Plan of Merger

On October 11, 2011, 99¢ Only Stores, a California corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Number Holdings, Inc., a Delaware corporation (“Parent”), and Number Merger Sub, Inc., a California corporation and wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are controlled by Ares Corporate Opportunities Fund III, L.P., a Delaware limited partnership (“Ares”), and the Canada Pension Plan Investment Board, a federal crown corporation incorporated pursuant to the Canada Pension Plan Investment Board Act 1997 (Canada) (“CPPIB”). Pursuant to the Merger Agreement and subject to the conditions set forth therein, Parent will acquire the Company through the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company’s common stock, no par value (“Company common stock”), will be converted into the right to receive $22.00 in cash, without interest (the “Merger Consideration”), excluding (1) shares held by any stockholders who are entitled to and who properly exercise dissenters’ rights under California law, (2) treasury shares, and (3) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent, which will include the shares held by the Rollover Investors (defined below) that are being contributed to Parent pursuant to the Rollover Letter (defined below). In addition, each outstanding stock option will be cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price for each share subject to the applicable option. Each restricted stock unit (“RSU”) shall be cancelled and will be converted into the right to receive an amount in cash equal to the number of unforfeited shares of Company common stock then subject to the RSU multiplied by the Merger Consideration. Each performance stock unit (“PSU”) shall be cancelled and will be converted into the right to receive an amount in cash equal to the number of unforfeited shares of Company common stock then subject to the PSU multiplied by the Merger Consideration.

Each of the Company, Parent and Merger Sub has made certain representations and warranties in the Merger Agreement, and each has agreed to use its reasonable best efforts to consummate the Merger. The Company has also agreed to various covenants in the Merger Agreement, including, among others, (i) to conduct its business in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the effective time of the Merger and (ii) to cause a special meeting of the Company’s stockholders to be held to consider the approval of the Merger Agreement. In addition, the Merger Agreement contains certain restrictions on the Company’s ability to solicit or participate in discussions regarding alternative transactions. The Merger Agreement also contains a “fiduciary-out” provision that allows the board of directors of the Company (the “Board”) to change its recommendation to the Company’s stockholders and to terminate the Merger Agreement in order to enter into a definitive agreement with respect to an alternative takeover proposal that is determined to be a Superior Company Proposal (as defined in the Merger Agreement), subject, in each case, to Parent’s right to negotiate with the Company regarding potential revisions to the Merger Agreement.

Consummation of the Merger is subject to various conditions, including, among others, (i) the affirmative vote by the holders of a majority of the outstanding shares of Company common stock, (ii) the accuracy of the representations and warranties made by the parties, (iii) the performance by the parties in all material respects of their covenants, obligations and agreements under the Merger Agreement, and (iv) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Upon the termination of the Merger Agreement under certain circumstances, including in connection with the acceptance of a Superior Company Proposal or due to the failure of the Company to obtain the stockholders' approval of the Merger Agreement, the Company is required to pay to Parent a termination fee of $47.25 million. If the Company terminates the Merger Agreement under certain other circumstances, including subject to certain conditions if Parent fails to consummate the Merger once the conditions to such consummation (as specified in the Merger Agreement) are satisfied, Parent is required to pay the Company a termination fee (the “Parent Termination Fee”) of $94.5 million.

Parent and Merger Sub are entitled to seek specific performance in order to enforce the Company’s obligations under the Merger Agreement and, subject to certain exceptions, the Company is entitled to seek specific performance in order to enforce Parent and Merger Sub's obligations under the Merger Agreement.  The Company is not entitled to seek specific performance to cause Parent or Merger Sub to cause the equity financing to be funded or to consummate the Merger.

The Board approved the Merger Agreement by a vote of its disinterested directors following the unanimous recommendation of a special committee of independent directors.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.  The Merger Agreement has been attached as an exhibit in order to provide information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries and affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing such matters as facts); and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any description thereof, as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company and Parent.  Pursuant to rules of the Securities and Exchange Commission (the “SEC”), the exhibits to the Merger Agreement (including the statutory merger agreement and the forms of the Company’s articles of incorporation and bylaws following the Merger) and the disclosure schedules have not been filed as part of Exhibit 2.1.  The Company will supplementally furnish the SEC with these exhibits and schedules upon its request.

Limited Guarantees

Ares and CPPIB have each delivered to the Company a separate limited guarantee with respect to their pro rata portions of Parent’s obligation to pay the Parent Termination Fee and certain expenses of the Company (respectively, the “Ares Guarantee” and the “CPPIB Guarantee”). The Ares Guarantee is attached hereto as Exhibit 10.1 and the CPPIB Guarantee is attached hereto as Exhibit 10.2 and each is incorporated herein by reference.

Rollover Commitment Letter

Eric Schiffer, the Chief Executive Officer of the Company, Jeff Gold, President and Chief Operating Officer of the Company, Howard Gold, Executive Vice President of the Company, Karen Schiffer and the Gold Revocable Trust dated October 26, 2005 (collectively, the “Rollover Investors”) entered into a commitment letter (the “Rollover Letter”) with Parent pursuant to which the Rollover Investors will contribute, prior to the closing and subject to the terms and conditions therein, a portion of their shares of Company common stock to Parent in exchange for common stock of Parent.  In addition, the Rollover Letter provides, among other things, that Messrs. Schiffer, J. Gold and H. Gold  will enter employment agreements and David Gold will enter into a consulting agreement with Parent following the consummation of the Merger and will be members of the board of directors of Parent.  The Company is not a party to the Rollover Letter.

Commitment Letters

To support its and Merger Sub’s obligations under the Merger Agreement, Parent has obtained equity financing commitments from Ares and CPPIB (collectively, the “Equity Providers”) as well as debt financing commitments from Royal Bank of Canada, RBC Capital Markets, Bank of Montreal and BMO Capital Markets providing for a $150 million revolving credit facility, a $525 million term loan and a $250 million bridge facility (with the bridge facility to be funded through a private placement of non-convertible debt securities or a bank loan).  The Company is not a party to any of these commitment letters.

Voting Agreement

The Rollover Investors and Au Zone Investments #2, L.P. beneficially own approximately 33% of the outstanding Company common stock and  have entered into a voting agreement (the “Voting Agreement”) with Parent pursuant to which they have agreed to, among other things vote their shares in favor of the approval of the Merger Agreement and other proposals necessary to consummate the Merger. The Company is not a party to the Voting Agreement.

Press Release and Employee Communication

On October 11, 2011, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1. In addition, an internal announcement of the Merger was circulated to Company employees on October 11, 2011, and a document entitled “Employee Frequently Asked Questions About Going Private Transaction” (“FAQs”) was posted to the Company’s intranet on October 11, 2011. A copy of the Company’s internal announcement is attached hereto as Exhibit 99.2, and a copy of the FAQs is attached hereto as Exhibit 99.3.

Where You Can Find Additional Information

In connection with the proposed transaction, the Company will file a proxy statement and other materials with the SEC. THE COMPANY URGES INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION.  Investors may obtain free copies of the proxy statement (when available) as well as other filed documents containing information about the Company at http://www.sec.gov, the SEC's free internet site.

The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of the Company is included in the Definitive Proxy Statement on Schedule 14A filed with the SEC on July 27, 2011, with respect to the 2011 Annual Meeting of Stockholders of the Company. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

Forward-Looking Statements

Statements that describe the objectives, expectations, plans or goals of the Company, Parent or Merger Sub (including, without limitation, their expectations with respect to the timing of the closing of the merger) are forward-looking statements. Forward looking-statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements.  In addition, the acquisition is subject to the satisfaction of certain conditions and the absence of events that could give rise to the termination of the Merger Agreement for the acquisition.  We caution against placing undue reliance on forward-looking statements, which reflect our current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from our forward-looking statements may appear in the Company’s public filings with the SEC, which are available at www.sec.gov, and which you are advised to consult.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger among Number Holdings, Inc., Number Merger Sub, Inc. and 99 Cents Only Stores, dated October 11, 2011

10.1	Limited Guarantee, dated as of October 11, 2011, by Ares Corporate Opportunities Fund III, L.P. in favor of 99¢ Only Stores

10.2	Limited Guarantee, dated as of October 11, 2011, by the Canada Pension Plan Investment Board in favor of 99¢ Only Stores

99.1	Press Release issued by 99¢ Only Stores , dated October 11, 2011

99.2	Internal Employee Announcement, dated October 11, 2011

99.3	Employee Frequently Asked Questions About Going Private Transaction

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

99¢ ONLY STORES

Date: October 11, 2011	By: /s/ Rob Kautz
Rob Kautz
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger among Number Holdings, Inc., Number Merger Sub, Inc. and 99 Cents Only Stores, dated October 11, 2011

10.1	Limited Guarantee, dated as of October 11, 2011, by Ares Corporate Opportunities Fund III, L.P. in favor of 99¢ Only Stores

10.2	Limited Guarantee, dated as of October 11, 2011, by the Canada Pension Plan Investment Board in favor of 99¢ Only Stores

99.1	Press Release issued by 99¢ Only Stores, dated October 11, 2011

99.2	Internal Employee Announcement, dated October 11, 2011

99.3	Employee Frequently Asked Questions About Going Private Transaction